Exhibit 99.2

Liminatus Pharma, the newest immuno-oncology entrant on Nasdaq (ticker: LIMN), today released an expanded profile of its lead asset, IBA101—a next-generation CD47 immune checkpoint inhibitor designed to overcome the dose-limiting cytopenias that halted earlier programs. By selectively sparing red blood cells and platelets, IBA101 eliminates the severe anemia and thrombocytopenia seen with first-generation CD47 blockade, enabling higher, more efficacious dosing without compromising patient safety.

A Dual-Axis Mechanism to Reboot Anti-Tumor Immunity

IBA101’s unique biology lies in its ability to potentiate innate immunity via macrophage activation while also synergizing with adaptive T-cell responses. Preclinical models demonstrate that IBA101 not only disinhibits macrophage phagocytosis of tumor cells but also remodels the tumor microenvironment—upregulating antigen presentation machinery and cytokine release—thereby priming T cells for enhanced cytotoxicity. In combination studies, IBA101 plus PD-1 or PD-L1 inhibitors yielded a two- to three-fold increase in complete response rates versus monotherapy arms, suggesting a clear path toward superior clinical outcomes.

Versatility Across Checkpoint Modalities

Beyond PD-1/PD-L1, Liminatus has tested IBA101 alongside a spectrum of T-cell-boosting agents—including 4-1BB (CD137) agonist and TIGIT antagonists—in mouse models. In each case, addition of IBA101 deepened tumor shrinkage and extended survival, positioning it as a versatile “plug-and-play” checkpoint backbone. “Our goal is to make IBA101 the go-to partner for any T-cell-based regimen,” said Dr. Sehoon Lee, principal investigator for the upcoming Phase 1 study. “By reawakening innate immunity, we create a more permissive landscape for even the most advanced adaptive immunotherapies.”

Beyond Oncology: Tackling Chronic Inflammation

Liminatus envisions IBA101’s macrophage-activating properties extending into age-related and chronic inflammatory diseases. Macrophages are critical scavengers of senescent cells and inflammatory debris; by amplifying this clearance function, IBA101 could reduce systemic “inflammaging” linked to atherosclerosis, neurodegeneration, and metabolic disorders. Early mechanistic studies in humanized mouse models are underway to evaluate IBA101’s anti-inflammatory effects, laying the groundwork for potential non-oncology indications..

Capitalizing on Nasdaq Visibility

Since its listing earlier this quarter, Liminatus has leveraged fresh capital to accelerate IND package preparation, slated to begin in the second half of 2025. Simultaneous submissions to the U.S. FDA and Korea’s Ministry of Food and Drug Safety (MFDS) are planned, reflecting the company’s commitment to a dual-jurisdiction strategy that maximizes patient access and regulatory efficiency. “A synchronized U.S.-Korea filing allows us to streamline global development and mitigate single-region delays,” explained the head of regulatory affairs.

Phase 1 Design and Clinical Collaborations

Phase 1 first-in-human studies are scheduled to launch in late 2026 at leading lung-cancer centers in both Seoul and the United States. These dose-escalation trials will recruit patients with advanced solid tumors, with an initial focus on non-small-cell lung cancer due to its high unmet need and established PD-1/PD-L1 standard-of-care. Dr. Lee’s team will employ intensive biomarker profiling—serial tumor biopsies, circulating immune cell phenotyping, and single cell analysis—to dissect IBA101’s impact on macrophage polarization and T-cell infiltration. Adaptive trial features will enable rapid optimization of combination cohorts, potentially shaving months off conventional development timelines.

Building a Strong Clinical Evidence Base

To support broad label ambitions, Liminatus is already in discussions with academic consortia to design expansion cohorts in colorectal, ovarian, and head-and-neck cancers, where checkpoint combinations have shown limited efficacy. By layering in IBA101, the company aims to break through resistance mechanisms—such as myeloid-derived suppressor cell influx and T-cell exclusion—that blunt current therapies. A precompetitive alliance with bioinformatics groups will further elucidate patient subgroups most likely to benefit, guiding precision trial enrollment and future companion diagnostic development.

Investor Outlook and Next Steps

With its Nasdaq listing providing a solid capital runway, Liminatus is well-positioned to complete IND filings, initiate clinical studies, and expand its pipeline into inflammatory disease realms. Early in-human safety data and combination synergy will be critical milestones, potentially validating IBA101 as a cornerstone of next-generation immuno-oncology regimens. As the company moves from preclinical proof-of-principle to patient trials, the promise of a safer, more potent CD47 blockade may finally be within reach.